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                                                                   Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 10, 2000, included in the Registration Statement (Form S-3 No. 333-95565) and related Prospectus of Medarex, Inc. for the registration of 2,012,500 shares of its common stock declared effective on March 2, 2000 which is incorporated by reference into this Registration Statement on Form S-3 of Medarex, Inc. filed on March 2, 2000 pursuant to Rule 462(b) for the registration of an additional 386,704 shares of its common stock.

                                             /s/ Ernst & Young LLP

MetroPark, New Jersey

February 29, 2000